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                                                               EXHIBIT 21


                                ROCK-TENN COMPANY
                        SUBSIDIARIES OF ROCK-TENN COMPANY

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                Name                              Jurisdiction of Incorporation
                ----                              -----------------------------
 1.    Rock-Tenn Company, Mill Division, Inc.            Tennessee

 2.    Dominion Paperboard Products, Ltd.                Quebec, Canada

 3.    Rock-Tenn Company of Texas                        Georgia

 4.    Rock-Tenn Converting Company                      Georgia

 5.    Rock-Tenn Company of Arkansas                     Georgia

 6.    Ling Industries, Inc.                             Quebec, Canada

 7.    Rock-Tenn Company of California, Inc.             Delaware

 8.    Rock-Tenn Company of Illinois, Inc.               Illinois

 9.    Concord Industries, Inc.                          Illinois

10.    Waldorf Corporation                               Delaware

11.    Wabash Corporation                                Delaware

12.    Wabash Development, Inc.                          Delaware

13.    Waldorf Realty                                    Delaware

14.    Best Recycling, Inc.                              Iowa

15.    RTS Packaging, LLC                                Delaware

16.    Rock-Tenn Recycling Company                       Quebec, Canada

17.    9028-9463 Quebec, Inc.                            Quebec, Canada

18.    Rock-Tenn Partition Company                       Georgia

19.    RTS Empaques S. de R.L. de C.V.                   Mexico

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